Exhibit 99.3

CONSENT OF JEFFERIES LLC

We hereby consent to the inclusion of our opinion letter, dated November 15, 2017, to the Board of Directors of LHC Group, Inc. (“LHC”) as Annex C to, and references thereto and to our name under the headings “Summary — The Merger – Opinion of LHC’s Financial Advisor”, “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement – The Merger—Background of the Merger” “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement – The Merger — LHC’s Reasons for the Merger; Recommendation of the LHC Board of Directors” and “LHC Proposal I: Approval of the Share Issuance and Almost Family Proposal I: Adoption of the Merger Agreement – The Merger — Opinion of LHC’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Almost Family, Inc. and LHC which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of LHC filed on February 2, 2018 (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

JEFFERIES LLC

February 2, 2018